Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Opus genetics inc., a Delaware corporation (the “Company”) and Robert Gagnon (the “Employee”) is executed as of August 29, 2025 (the “Execution Date”).

Recitals

Whereas, the Company and the Employee desire to enter into this Agreement to embody the terms of the Employee’s relationship as the Company’s Chief Financial Officer following the Effective Date on the terms and conditions set forth in this Agreement; and

Whereas, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Employee’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows which shall be effective as of September 2, 2025 (the “Effective Date”), and the Employee acknowledges and agrees this Agreement was provided to the Employee for review at least 10 days before the Effective Date:

1.           Duties; Reporting Relationship. During the term of this Agreement, the Employee shall serve as the Chief Financial Officer and in such other position or positions with the Company and its subsidiaries as are consistent with the Employee’s position and shall have such duties and responsibilities as are assigned to the Employee by the Company’s Chief Executive Officer (the “CEO”) consistent with the Employee’s position at the Company.

2.           Compensation And Benefits.

(a)       Base Salary. As compensation for the Employee’s services, the Employee’s initial base salary shall be $465,000.00 on an annualized basis, subject to applicable payroll deductions and required withholdings as determined by the Company. The Employee’s salary will be paid in accordance with the regular payroll practices of the Company. During the Employee’s employment with the Company, the Employee’s annual base salary will be subject to review and may be adjusted based on the Company’s normal performance review practices.  The term “Base Salary” as utilized in this Agreement shall refer to the Employee’s annualized base salary as may be adjusted from time to time during Employee’s employment with the Company.

(b)         Performance Bonus. The Employee will be eligible to participate in any bonus program established by the Company and for which the Employee would be eligible. If so established by the Company, the Employee will be eligible to earn an annual performance bonus up to forty-five (45)% of the Base Salary actually paid to the Employee in such fiscal year, subject to payroll deductions and all required withholdings (the “Performance Bonus”). In addition to such other terms and conditions established by the Board of Directors of the Company (the “Board”), the Employee must be an employee in good standing on the Performance Bonus payment date to earn, and be eligible to receive, a Performance Bonus. The Board (or the Compensation Committee of the Board) will determine whether the Employee has earned the Performance Bonus and the amount of any such Performance Bonus based on whether the Company and the Employee have achieved performance goals and objectives for the applicable fiscal year, with any Performance Bonus paid no later than two and half months following the year in which the substantial risk of forfeiture relating to such Performance Bonus lapses.

(c)         Long-Term Incentive Compensation.  During the Employment Period, the Employee shall be entitled to participate in any equity incentive, performance share, performance unit, or other equity based long-term incentive compensation plan, program, or arrangement generally made available to similarly situated employees of the Company, on substantially the same terms and conditions as generally apply to such other similarly situated employees, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company and be based on the performance criteria established by the Compensation Committee or the Board, as the case may be.

(d)         Equity Award.  Subject to terms of the Company’s 2021 Inducement Plan (as such plan may be amended, modified, or replaced, the “Inducement Plan”) and the form of grant notice and award agreement issued thereunder (collectively, the “Equity Documents”), and as consideration for the Non-Competition restrictions in Section 4(a), below, on the Effective Date, the Company will issue the Employee an Option (as defined in the Inducement Plan) to purchase 250,000 shares of the Company’s common stock (the “Stock Option Award”) and a Restricted Stock Award (as defined in the Plan) for 200,000 shares of the Company’s Common Stock (the “RSU Award” and together with the Stock Option Award, the “Equity Awards”). The Equity Awards shall include the following additional terms: (A) the exercise price per share for the Stock Option Award shall be equal to the Fair Market Value (as defined in the Plan) of a share of the Company’s Common Stock on the date of grant of the Stock Option Award; and (B) subject to the Employee’s continued employment with the Company and the terms and conditions of the Plan, the Equity Awards shall each vest as follows: twenty-five percent (25%) of the Equity Awards shall vest on the one (1) year anniversary of the Effective Date and the balance of the Equity Awards shall vest in equal monthly installments on the last day of each month over the next thirty-six (36) months. For the avoidance of doubt, in the event of any conflict between the terms of this Section 2(d) of this Agreement and the terms of the Plan and Equity Documents, the terms of the Plan and Equity Documents shall control.

(e)         Employee Benefit Plans. During the Employee’s employment with the Company, the Employee and/or the Employee’s family, as the case may be, will be eligible to participate in and receive benefits under the benefit plans, practices, policies, and programs provided by the Company to its employees (such as medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance plans and programs), subject to the terms and conditions of the applicable plans, practices, policies, and programs in effect at the relevant time. Notwithstanding the foregoing, the Company and its affiliates may amend, modify, terminate, or discontinue any such benefit plans, practices, policies, and programs at any time in its sole discretion.

(f)        Business Expenses. During the Employee’s employment with the Company, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in accordance with the plans, practices, policies, and programs of the Company.

(g)      Vacation. During the Employee’s employment with the Company, the Employee shall be entitled to paid vacation in accordance with the plans, practices, policies, and programs of the Company consistent with the treatment of other employees of the Company.

3.           Company Policies And Other Obligations.

(a)       Company Policies. As a condition of the Employee’s employment, the Employee agrees to abide by all Company policies, rules and regulations, including, but not limited to, the policies contained in the employee handbook adopted by the Company.

(b)        Employee Proprietary Information and Inventions Assignment. In connection with this Agreement, and as a condition of the Employee’s employment with the Company, the Employee shall sign and abide by the Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement (“Invention Assignment Agreement”), a copy of which is attached as Exhibit A to this Agreement. The Invention Assignment Agreement may be amended by the parties from time to time without regard to this Agreement and contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

(c)        Third-Party Information. In the Employee’s work for the Company, the Employee is expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom the Employee has an obligation of confidentiality. The Employee is expected to use only that information which is generally known and used by persons with training and experience comparable to the Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. The Employee hereby agrees that the Employee will not bring onto premises of the Company or use in the Employee’s work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that the Employee is not authorized to use or disclose. By entering into this Agreement, the Employee represents that the Employee is able to perform the Employee’s job duties within these guidelines.

(d)        Exclusive Property. The Employee agrees that all business procured by the Employee and all Company related business opportunities and plans made known to the Employee while the Employee is employed by the Company shall remain the permanent and exclusive property of the Company.

(e)        Adverse or Outside Business Activities. Throughout the Employee’s employment with the Company, the Employee may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of the Employee’s duties hereunder or present a conflict of interest with the Company. Throughout the Employee’s employment with the Company, the Employee may not engage in other employment or undertake any other future commercial business activities unless the Employee obtains the prior written consent of the CEO. The CEO may rescind consent to the Employee’s service as a director of all other corporations or participation in other business or public activities if the CEO, in the CEO’s sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with the Employee’s duties to the Company.

(f)        No Conflict.  By signing this Agreement the Employee hereby represents to the Company that, except as previously disclosed to the Company: (i) the Employee’s employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (ii) the Employee does not know of any conflicts that would restrict the Employee’s employment with the Company. The Employee hereby represents that the Employee has disclosed to the Company any contract the Employee has signed that may restrict the Employee’s activities on behalf of the Company, and that the Employee is presently in compliance with such contracts, if any.

4.           Restrictive Covenants.

(a)        Non-Competition.  In consideration of the Employee’s initial employment with the Company and the compensation described in this Agreement, and the Equity Awards that are made in consideration for this non-competition restriction, to which the Employee was not entitled prior to the Effective Date, the Employee agrees that for one (1) year immediately following the Termination Date (the “Restricted Period”)the Employee shall not without the prior written consent of the Board, own, manage, operate, control, finance or participate in the ownership, management, operation, control, or financing of, or provide services that are substantially similar to those provided by the Employee to the Company during the two-year period ending on the Termination Date (whether as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise) to, for, or on behalf of, any Competitive Business; provided, however, that the Employee (i) may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange, and (ii) may provide services or work for any Competitive Business in any area of its business that does not develop or commercialize therapies for the treatment of ophthalmic disorders and diseases.  In recognition of the broad geographic scope of the Company’s business and of the ease of competing with that business from any location throughout the world, the restrictions in this Section 4(a) are intended to cover the following severable geographic areas in which the Employee will provide services or have a material presence or influence on behalf of the Company (collectively, the “Territory”):

(A) the United States;

(B) all states (including the District of Columbia, if applicable) in which the Company provided goods or services, had employees or customers, or otherwise conducted business at any time during Employee’s employment;

(C) all states (including the District of Columbia, if applicable) in which Employee performed services for the Company or had a material presence or influence, or over which Employee had managerial responsibilities.

If a court or arbitrator determines that the Territory described above in clause (A) is too restrictive, then the parties agree that the Territory shall be the area specified in clause (B).  If a court or arbitrator determines that the Territory described above in clauses (A) and (B) are too restrictive, then the parties agree the Territory shall be reduced to the area specified in clause (C).  If the court determines that all of the areas mentioned above are too restrictive, then the parties agree the court or arbitrator may reduce or limit the area to enable the intent of this Section 4(a) to be enforced in the largest acceptable area. The Employee hereby represents and warrants that the Employee has disclosed previously to the CEO all other employment or other commercial business activities that the Employee already undertakes, or intends to undertake (to the extent currently known by the Employee), during the Employee’s employment with the Company.

Impact of Termination without Cause or Layoff.  If the Employee is terminated without Cause or laid off within the meaning of the Massachusetts Noncompetition Agreement Act, the Employee and the Company agree the restriction set forth in this Section 4(a) shall not apply to the Employee and shall not be enforceable. All remaining terms and conditions of this Agreement shall continue to be in full force and effect. “Cause” is not defined by the Massachusetts Noncompetition Agreement Act. Nonetheless, the Company and the Employee acknowledge and agree that the following represents their understanding of “Cause” for the purposes of the statute and this paragraph: “Cause” shall have the same meaning as set forth in Section 6(f)(xiii) of this Agreement.

(b)        Non-Solicitation of Business Partners.  The Employee agrees that, during the Restricted Period, the Employee will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company: (i) solicit, induce or attempt to induce any Business Partners to terminate, diminish, or materially alter in a manner harmful to the Company their relationship with the Company; or (ii) solicit or assist in the solicitation of any Business Partners to induce or attempt to induce such Business Partners to contract with, or order from, a Competitive Business.

(c)         Restrictions During Employment. The Employee agrees that at all times during the Employee’s employment with the Company, the Employee shall not (i) without the prior written consent of the Board, own, manage, operate, control, finance, or participate in the ownership, management, operation, control, or financing of, or provide services that are substantially similar to those provided by the Employee to the Company (whether as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise) to, for, or on behalf of, any Competitive Business; or (ii) as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company: (A) solicit, induce or attempt to induce any Business Partners to terminate, diminish, or materially alter in a manner harmful to the Company their relationship with the Company; or (B) solicit or assist in the solicitation of any Business Partners to induce or attempt to induce such Business Partners to contract with, or order from, a Competitive Business.

(d)        Reasonableness of Restrictions.  The Employee agrees that the Employee has read Section 4 of this Agreement and understand its terms.  The Employee agrees that those restrictions are reasonable, proper, and necessitated by the Company’s legitimate business interests, based on the Employee’s role and access to and use of the Company’s trade secrets and proprietary and confidential information.  If any restrictions set forth in Section 4 of this Agreement are found by any court of competent jurisdiction or arbitrator to be unenforceable because they extend for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

5.        At-Will Employment. The Employee’s employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either the Employee or the Company may terminate the Employee’s employment at any time, with or without cause, and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by the Employee and the CEO.

6.           Termination of Employment.

(a)          Notwithstanding Section 5, the Employee’s employment with the Company shall end upon the earliest to occur of (i) the Employee’s death; (ii) a Termination due to Disability (as defined below); (iii) a Termination for Cause (as defined below); (iv) the Termination Date (as defined below) specified in connection with any exercise by the Company of its Termination Right (as defined below); (v) a Termination for Good Reason (as defined below) by the Employee; or (vi) the termination of this Agreement by the Employee pursuant to Section 6(b). Upon termination of the Employee’s employment with the Company for any reason, the Employee will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Employee holds as a director, officer, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates (as defined below).

(b)       In the event of a termination by the Employee other than a Termination for Good Reason, the Company shall be obligated only to continue to pay the Employee’s salary and provide other benefits provided by this Agreement up to the date of the termination.

(c)          Benefits Payable Under Termination.

(i)          In the event of the Employee’s death during the Employee’s employment with the Company or a Termination due to Disability, the Employee or the Employee’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements (as defined below), and any additional benefits that are or become payable under any Company plan, policy, practice, or program or any contract or agreement with the Company by reason of the Employee’s death or Termination due to Disability.

(ii)         In the event of the Employee’s Termination for Cause or termination pursuant to Section 6(b), the Employee shall be provided the Unconditional Entitlements.

(iii)        In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right (other than in the event of the Employee’s death or a Termination due to Disability), the Employee shall be provided the Unconditional Entitlements and, subject to the Employee signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the Termination Date (or such earlier date specified in the Release), a general release of claims in favor of the Company and certain related parties in a form reasonably satisfactory to the Company, which the Company shall provide to the Employee within seven (7) days following the Termination Date (the “Release”), the Company shall provide the Employee the Conditional Benefits (as defined below). Any and all amounts payable and benefits or additional rights provided to the Employee upon a termination of the Employee’s employment pursuant to this Section 6(c) (other than the Unconditional Entitlements) shall only be payable or provided if (A) the Employee signs and delivers the Release and complies with its terms, (B) the Release becomes irrevocable prior to the sixtieth (60th) day following the Termination Date, and (C) the Employee complies with all of the Employee’s post-termination obligations to the Company.

(d)          Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Employee may become entitled under Section 6(c) are as follows:

(i)          Earned Compensation. The Earned Compensation (as defined below) shall be paid within thirty (30) days following the Termination Date or such earlier date as may be required by applicable law.

(ii)         Benefits. All benefits payable to the Employee under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Employee at the time of termination of the Employee’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Employee is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice, or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Employee’s termination without regard to the performance by the Employee of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Employee’s employment with the Company.

(iii)         Indemnities. Any right which the Employee may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Employee’s activities as an officer, director or employee of the Company shall be unaffected by the Employee’s termination of employment (other than the Employee’s Termination for Cause) and shall remain in effect in accordance with its terms.

(iv)         Medical Coverage. The Employee shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. The Employee shall be notified in writing of the Employee’s rights to continue such coverage after the termination of the Employee’s employment pursuant to this Section 6(d)(iv), provided that the Employee timely complies with the conditions to continue such coverage. The Employee understands and acknowledges that the Employee is responsible to make all payments required for any such continued health care coverage that the Employee may choose to receive (except to the extent additional rights are provided upon Employee’s qualifying to receive Conditional Benefits).

(v)          Business Expenses. The Employee shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Employee prior to the termination of the Employee’s employment.

(vi)         Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Employee’s qualifying to receive the Conditional Benefits, the Employee’s rights with respect to any stock option, restricted stock, or other equity award granted to the Employee by the Company shall be governed by the terms and provisions of the applicable Original Stock Option Award Documents or Original Award Documents (each as defined below).

(e)          Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Employee may become entitled are as follows:

(i)          Severance Amount. The Severance Amount (as defined below) will be subject to all applicable withholdings and will be payable by the Company to the Employee in one lump sum payment on the first administratively feasible regular payroll date following the date that the Release becomes effective and irrevocable or, if any component of the Severance Amount is subject to Section 409A (as defined below), beginning on the first regular Company payroll date after the sixtieth (60th) day following the Termination Date (but in any event no later than 74 days following the Termination Date).

(ii)         COBRA. Provided that, to the extent applicable, the Employee timely elects continued health insurance coverage under the applicable federal or state COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Employee’s and the Employee’s covered dependents’ health insurance coverage in effect for the Employee (and the Employee’s covered dependents) on the Termination Date until the earliest of: (A) nine (9) months following the Termination Date; (B) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) if applicable, the date the Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 6(e)(ii), the Company shall pay the Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Employee of the Employee’s rights under COBRA, ERISA or applicable state law for benefits under plans and policies arising under the Employee’s employment by the Company.

(iii)        Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Employee is deemed on the Termination Date of the Employee’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)          With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 6(h) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” and (2) the date of the Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(e)(iii)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)          To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Employee, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Employee, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 6(e)(iii)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)          Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)        “Affiliate” means any corporation, partnership, limited liability company, trust, or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)        “Business Partners” is any person or entity who or which, at any time during the last twelve (12) months of Employee’s employment with the Company: (A) contracted for, was billed for, or received any product, service, or other offering from the Company; (B) contracted for, billed for, or provided any product, service, or other offerings to the Company; (C) was in contact with Employee or in contact with any other employee or agent of the Company, of which contact the Employee was or should have been aware, concerning the sale or purchase of, or contract for, any product, service, or other offering of the Company; (D) about whom the Employee received confidential information at any time during the last twelve (12) months of the Employee’s employment with the Company; or (E) was solicited by the Company at any time during the last twelve (12) months of the Employee’s employment with the Company in an effort in which Employee was involved or of which the Employee was aware.

(iii)        “Change of Control” shall have the meaning ascribed to such term in the Company’s 2020 Equity Incentive Plan.

(iv)        “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(v)          “Competitive Business” is defined as a business or enterprise that is developing any ophthalmic therapy with a mechanism of action that is similar to a mechanism of action that is a feature of any product under development by the Company (i.e., inhibitors of APE1/REF-1 signaling and alpha-adrenergic antagonists or miotic agents).

(vi)       “Earned Compensation” means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employee’s employment with the Company ends pursuant to Section 6(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).

(vii)      “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the Plans governing such restricted stock or other equity award, each as in effect on the Termination Date.

(viii)     “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and Plans pursuant to which such stock option was granted, each as in effect on the Termination Date.

(ix)        “Plans” means any equity incentive, performance share, performance unit or other equity based long-term incentive compensation plan, program, or arrangement.

(x)       “Severance Amount” means an amount equal to the sum of (A) the amount equal to 0.75 times the annual Base Salary as in effect as of the Termination Date, and (B) an amount equal to a prorated portion of the Performance Bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the Employee’s target Performance Bonus for the year in which the Termination Date occurs by a fraction, the numerator of which is the number of full months during such year in which the Employee was employed and the denominator of which is twelve (12).

(xi)        “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Employee in connection with the exercise of its Termination Right; (B) the Employee’s death or the date on which the Company specifies in writing to the Employee in connection with any notice to effect a Termination due to Disability; (C) the date on which the Company specifies in writing to the Employee in connection with any notice to effect a Termination for Cause; (D) the date the Employee specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason; or (E) the date on which the Employee’s employment with the Company terminates pursuant to Section 6(b). Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xii)      “Termination due to Disability” means a termination of the Employee’s employment by the Company because the Employee has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities, and obligations set forth in this Agreement because of physical, mental, or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent or potentiality of the Employee’s disability shall be determined by a qualified physician selected by the Company with the consent of the Employee, which consent shall not be unreasonably withheld. The Employee or the Employee’s legal representatives or any adult member of the Employee’s immediate family shall have the right to present to such physician such information and arguments as to the Employee’s disability as he, she or they deem appropriate, including the opinion of the Employee’s personal physician.

(xiii)      “Termination for Cause” means a termination of the Employee’s employment by the Company due to (A) an act or acts of dishonesty undertaken by the Employee and intended to result in substantial gain or personal enrichment to the Employee at the expense of the Company; (B) unlawful conduct or gross misconduct that is willful and deliberate on the Employee’s part in the performance of the Employee’s employment duties and that, in either event, is injurious to the Company; (C) the conviction of the Employee of, or the Employee’s entry of a no contest or nolo contendere plea to, a felony; (D) breach by the Employee of the Employee’s fiduciary obligations as an officer or director of the Company; (E) a persistent failure by the Employee to perform the duties and responsibilities of the Employee’s employment hereunder, which failure is willful and deliberate on the Employee’s part and is not remedied by the Employee within thirty (30) days after the Employee’s receipt of written notice from the Company of such failure; or (F) material breach of any terms and conditions of this Agreement by Employee, which breach has not been cured by the Employee within ten (10) days after written notice thereof to Employee from the Company.  For the purposes of this Section 6(f), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(xiv)     “Termination for Good Reason” means a termination of the Employee’s employment by the Employee within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in the Employee’s Base Salary as in effect immediately prior to such reduction by more than 10% without the Employee’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (B) the relocation of the Employee’s principal place of employment, without the Employee’s consent, in a manner that lengthens the Employee’s one-way commute distance by fifty (50) or more miles from the Employee’s then-current principal place of employment immediately prior to such relocation; or (C) a material breach of any material provision of Section 2 of this Agreement by the Company; provided, however, that prior to a Termination for Good Reason, (x) the Employee must provide written notice to the Company within thirty (30) days of the initial occurrence of one of such events stating that the Employee intends to commence a Termination for Good Reason and specifying the factual basis for such termination, and (y) the Employee must give the Company thirty (30) days from such notice to cure the condition alleged to give rise to the Termination for Good Reason, and (z) such event shall not have been cured within thirty (30) days of the receipt of such notice.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(xv)       “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Employee’s employment under this Agreement. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(g)         Conflict with Plans. As permitted under the terms of the applicable Plans, the Company and the Employee agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 6 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan).

(h)         Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Employee on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Employee under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Employee under this Agreement (including any payments due under Sections 6(c) or 7 or otherwise in connection with the Employee’s termination of employment with the Company, the Employee shall not be deemed to have incurred a termination of employment unless and until the Employee shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Employee and the Company reasonably anticipate that the Employee’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Employee for the Company over the immediately preceding thirty-six (36) months (or the period of Employee’s employment if Employee has been employed with the Company less than thirty-six (36) months at the time of the Employee’s termination). The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Employee’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.           Additional Payments Following a Change of Control.

(a)         If, within twelve (12) months following or three (3) months prior to the effective date of a Change of Control: (i) the Employee effects a Termination for Good Reason; or (ii) the Company terminates the Employee’s employment other than due to the Employee’s death, a Termination for Cause or a Termination due to a Disability, then subject to the conditions set forth in Section 6(c)(iii), including, but not limited to, Employee signing and not revoking the Release:

(i)         the Company shall pay to the Employee, in a lump sum in cash within ninety (90) days after the Termination Date, but in any event no later than required by applicable law, the aggregate of the following amounts (which shall be paid to the Employee in lieu of the Conditional Benefits):

(A)          the Unconditional Entitlements, and

(B)          the amount equal to 0.75 times the sum of (y) the annual Base Salary as in effect as of the Termination Date and (z) the Employee’s target Performance Bonus for the year in which the Termination Date occurs; provided, however, if (i) the Change of Control is not a “change in control event” under Treasury Regulation 1.409A-3(i)(5) or the Termination Date occurs within three (3) months prior to the Change of Control and the amount payable under this Section 7(a)(i)(B) or Section 6(e)(i), as applicable, would constitute deferred compensation subject to Section 409A, then the amount payable under this Section 7(a)(i)(B) shall be paid in accordance with the schedule set forth in Section 3(e)(i) to the extent required to comply with Section 409A and (ii) if the Termination Date precedes the Change of Control, the amounts due under this Section 7(a)(i)(B) that are in excess of the amounts due under Section 6(e)(i) shall be paid within sixty (60) days following the Change of Control and

(ii)         all of the Employee’s remaining stock options, restricted stock, or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change of Control and remain subject to time vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable or distributable, as applicable, in accordance with the terms of the applicable Original Stock Option Award Documents and Original Award Documents, and

(iii)        COBRA. Provided that, to the extent applicable, the Employee timely elects continued health insurance coverage under the applicable federal or state COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Employee’s and the Employee’s covered dependents’ health insurance coverage in effect for the Employee (and the Employee’s covered dependents) on the Termination Date until the earliest of: (A) nine (9) months following the Termination Date; (B) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) if applicable, the date the Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 7(a)(ii), the Company shall pay the Employee on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive the Employee of the Employee’s rights under COBRA, ERISA or applicable state law for benefits under plans and policies arising under the Employee’s employment by the Company.

(b)        If any payment or benefit (whether or not pursuant to this Agreement) the Employee would receive in connection with a Change of Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). If Employee elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Employee in the reverse chronological order in which otherwise payable. In the event that acceleration of compensation from the Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

(c)          The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 7. If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)        The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

8.           Permitted Communications.

(a)       Notice of Immunity from Liability For Confidential Disclosure of a Trade Secret.  Notwithstanding anything to the contrary in this Agreement, the Invention Assignment Agreement, or any other agreement between the Employee and the Company, pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement or the Invention Assignment Agreement is intended to limit any rights under this federal law.

(b)        Exclusions. Notwithstanding anything to the contrary in this Agreement or the Invention Assignment Agreement, the Employee understands that nothing in this Agreement, the Invention Assignment Agreement, or any other agreement between the Employee and the Company prohibits the Employee, confidentially or otherwise, from communicating, cooperating, or filing a charge or complaint with a governmental enforcement or regulatory entity (an “Agency”) or participating in an Agency investigation, in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company.  Nothing in this Agreement or the Invention Assignment Agreement shall (i)  be construed to limit the Employee’s right to receive an award for information provided to any Agency, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010; nor (ii) prohibit the Employee from discussing or disclosing information that is expressly prohibited from being the subject of employee nondisclosure obligations under applicable law, such as information about unlawful acts in the workplace, including harassment or any other conduct that the Employee has reason to believe is unlawful or in violation of public policy, or from speaking with an attorney regarding the same.  Notwithstanding the foregoing, in making any such disclosures or communications, the Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Agencies.  The Employee further understands that the Employee is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

9.           Miscellaneous.

(a)      Entire Agreement. This Agreement, the Invention Assignment Agreement, Plans, the Company’s 2020 Equity Incentive Plan, the Company’s 2021 Inducement Plan, and all agreements, documents, instruments, schedules, exhibits, or certificates prepared in connection herewith, and as of the Effective Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought. Changes in the Employee’s employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Board and signed by the Employee and a duly authorized member of the Board.

(b)         Binding Effect; Severability. This Agreement will bind the heirs, personal representatives, successors, and assigns of both the Employee and the Company and inure to the benefit of both the Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(c)         Governing Law; Jury Trial Waiver. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts, without regard to its principles of conflicts of laws. By signing this Agreement, the Employee irrevocably submits to the exclusive jurisdiction of the courts of Suffolk County; Massachusetts for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby, provided that, in any such action brought in Suffolk County, the superior court or the business litigation session of the superior court shall have exclusive jurisdiction. BY SIGNING THIS AGREEMENT, THE EMPLOYEE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(d)       Mutual Drafting. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.

(e)       Review Period and Legal Consultation. This Agreement has been provided to the Employee at least 10 days before the Effective Date. The Company is explicitly advising the Employee to consult with an attorney before signing this Agreement.

Signatures On The Following Page

In Witness Whereof, the Company and the Employee have executed this Agreement as of the Execution Date.

The Employee:	The Company:
/s/ Robert Gagnon	Opus Genetics Inc.

/s/ George Magrath
CEO

Signature Page

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-SOLICITATION AGREEMENT

THIS EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made as of the date set forth below between Opus Genetics Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).

This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment by the Company, and the compensation received by Employee from the Company from time to time.

1.	Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

(a)
“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)
“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.

(c)
“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

2.	Confidentiality of Proprietary Information.

(a)
Nature of Information. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. Employee understands that Employee’s engagement creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

(b)
Property of the Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.

(c)
Confidentiality. At all times, both during the term of Employee’s engagement by the Company and after Employee’s termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the President or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.

(d)
Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)
Records. Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)
Handling of the Company Documents and Materials. Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation; and (ii) Employee’s copy of this Agreement.

(g)
Notice of Immunity from Liability For Confidential Disclosure of a Trade Secret.  Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to limit any rights under this federal law.

Opus Genetics Inc. | 8 Davis Drive Suite 220 | Durham | North Carolina | 27709

(h)
Exclusions. Notwithstanding anything in this Agreement to the contrary, Employee understands that nothing in this Agreement or any other agreement between Employee and the Company prohibits Employee, confidentially or otherwise, from communicating, cooperating, or filing a charge or complaint with a governmental regulatory or law enforcement agency, participating in such agency’s investigation, or giving other disclosures to a governmental regulatory or law enforcement agency, in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company.  Nothing in this Agreement shall (i) restrict or impede Employee from discussing the terms and conditions of Employee’s employment or otherwise exercising Employee’s rights under Section 7 of the National Labor Relations Act as protected by applicable law, (ii) be construed to limit Employee’s right to receive an award for information provided to any governmental agency, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010, or (ii) prohibit the Employee from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when the Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature.  Further, nothing in this Agreement prohibits Employee from discussing or disclosing information that is expressly prohibited from being the subject of employee nondisclosure obligations under applicable law, such as information about unlawful acts in the workplace, including harassment or any other conduct that Employee has reason to believe is unlawful or in violation of public policy, or from speaking with an attorney regarding the same.  Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the government agencies.  Employee further understands that Employee is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

3.	Inventions.

(a)
Disclosure. Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment. Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)
Assignment of Inventions to the Company. Except as provided in Sections 3(c) and 3(d), Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and reduced to practice or developed (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.

Opus Genetics Inc. | 8 Davis Drive Suite 220 | Durham | North Carolina | 27709

(c)
Works Made for Hire. Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in Exhibit 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine. Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, but not listed in Exhibit 1, Employee agrees to assign and hereby does assign all rights and interest in the Invention to the Company.

(d)
List of Inventions. Employee has attached hereto as Exhibit 1 a complete list of all Inventions or improvements to which Employee claims ownership or in which Employee has an interest and that Employee desires to remove from the operation of this Agreement. Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

(e)
Cooperation. Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.

(f)
Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

Opus Genetics Inc. | 8 Davis Drive Suite 220 | Durham | North Carolina | 27709

(g)	Holdover Assignment.

i.
Employee agrees to, after the termination of Employee’s employment with the Company for any reason, (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expenses such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the fully rights to such Inventions and applications.

ii.
The Inventions which shall come under this Section 3(g) shall include all Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company; or are in any way related to the subject matter or activities of Employee’s employment at the Company.  If Employee believes that any Inventions Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company is not an Invention covered by Section 3(g)(ii)(2) of this Agreement, then Employee will disclose such Invention, along with all information and records pertaining to the Invention, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.

4.          Non-Solicitation or Hire of Company Employees . During the term of Employee’s employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity. As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee’s employment with Company and six (6) months after the termination of Employee’s employment with the Company. Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the bona fide hiring and firing of the Company personnel to the extent such acts are part of Employee’s duties for the Company.

5.        Non-Solicitation of Non-Employees. During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with Company.

Opus Genetics Inc. | 8 Davis Drive Suite 220 | Durham | North Carolina | 27709

6.         Reasonableness of Terms. The Company and Employee agree that the terms contained in Sections 2-5 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

7.          Remedies. Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.

8.           General.

(a)
Severability. Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(b)
Authorization to Notify New Employer. Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with the Company.

(c)
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them and any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company.

(d)
Amendment. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the President of the Company and Employee. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

(e)
Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

Opus Genetics Inc. | 8 Davis Drive Suite 220 | Durham | North Carolina | 27709

(f)
Governing Law; Jury Trial Waiver. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts, without regard to its principles of conflicts of laws. By signing this Agreement, the Employee irrevocably submits to the exclusive jurisdiction of the courts of Suffolk County; Massachusetts for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby, provided that, in any such action brought in Suffolk County, the superior court or the business litigation session of the superior court shall have exclusive jurisdiction. BY SIGNING THIS AGREEMENT, THE EMPLOYEE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:	EMPLOYEE:

Opus Genetics Inc.

By:

Name:	George Magrath, MD

Title:	CEO

Date:

Opus Genetics Inc. | 8 Davis Drive Suite 220 | Durham | North Carolina | 27709

Exhibit 1

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee either alone or jointly with others prior to Employee’s employment by the Company that Employee desires to remove from the operation of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement:

No Inventions or improvements.

See below: Any and all Inventions regarding:

Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

No materials or documents

See below:

Date: